Exhibit 99.1
SECTION 13(r) DISCLOSURE
Funds affiliated with Hellman & Friedman LLC ("H&F"), own a minority interest in the Company. H&F provided us with the disclosure reproduced below relating to another of its minority-owned portfolio companies, GTT (defined below), which may be considered an affiliate of H&F under Section 13(r) of the Exchange Act. We have no involvement in, control over or knowledge of the activities of GTT, any of its predecessor companies or any of its subsidiaries, and we have not independently verified or participated in the preparation of the disclosure below regarding GTT.
“Gaztransport & Technigaz S.A.S. (“GTT”), a French engineering company specializing in technology for the maritime transportation and storage of liquefied natural gas entered into a license agreement (the “License Agreement”) with Iran Shipbuilding & Offshore Industries Complex Co. (“ISOICO”) in December 2002. No performance or services were ever made or provided under the License Agreement, and GTT never received any revenues or booked any profits under the License Agreement. On April 30, 2013, pursuant to the terms of the License Agreement, GTT gave notice of termination of the License Agreement, which termination will be effective on December 23, 2013. GTT does not anticipate that any performance will be sought or given under the terms of the License Agreement, and GTT does not intend to have any business with ISOICO in the future.”